Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SharpLink Gaming Ltd. of our report dated May 16, 2022, relating to the consolidated financial statements of SharpLink Gaming Ltd., appearing in the Annual Report on Form 20-F of SharpLink Gaming Ltd. for the year ended December 31, 2021.

/S/ RSM US LLP

Minneapolis, Minnesota
November 30, 2022